Exhibit 10.29
SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE ("Second Amendment"), is made and entered into as of July 17, 2019, by and between Station Park CenterCal, LLC, a Delaware limited liability company ("Landlord"), and Pluralsight, LLC, a Nevada limited liability company ("Tenant").

RECITALS:

A.WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated as September 20, 2013, (the "Original Lease") as amended by that certain First Amendment to Office Lease dated October 13, 2015 (the "First Amendment" and collectively with the Original Lease, the "Lease"), with respect to certain premises located at 180 N. Union Avenue, Farmington, Utah 84025 (the "Building").

B.WHEREAS, pursuant to the Lease, Tenant leases from Landlord ce1tain premises (collectively, the ''Premises") consisting of approximately 72,154 rentable square feet as follows: (i) 28,970 rentable square feet of space located on the second (2nd floor of the Building, and designated as Suite E-200 ("Suite E-200"), and (ii) 43,184 rentable square feet of space located on the third (3rd) floor of the Building, and designated as Suite J-300 ("Suite J-300"), as more particularly described in the Lease.

C.WHEREAS, the parties agree a scrivener's error does presently exist in the Lease and desire to correct certain items to the Lease and to further amend the Lease upon the terms and conditions as hereinafter provided.

D.The Lease and this Second Amendment are sometimes hereinafter collectively referred to as the "Lease", and all references to the Lease shall mean the Lease, as amended, whether or not such reference shall expressly refer to such amendment. Unless otherwise provided herein, all capitalized words and terms used herein shall have the same meanings ascribed to such words and terms as in the Lease.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Extension Term of the Lease for Suite E-200. The Term pertaining to Suite E-200 is scheduled to expire on August 31, 2019, and Tenant has requested that Landlord permit a limited extension. Accordingly, effective as of the date hereof, the initial Term of the Original Lease is hereby extended for an additional twelve (12) months (the "Original Extended Term"), commencing September 1, 2019 (the "Original Extension Date"), and expiring August 31, 2020 (the "Original Expiration Date"). Tenant shall have no rights to renew or otherwise extend the Term of the Lease unless expressly set forth in this Second Amendment and any renewal or extension rights related to any portion of the Premises are hereby forfeited. For the avoidance of doubt, the Term pertaining to Suite J-300 shall continue unamended hereby.

2.	Monthly Basic Rent.

a.Suite E-200 Monthly Basic Rent. From and after the Original Extension Date and continuing through to and including the Original Expiration Date, in addition to all other amounts due and payable by Tenant under the Lease, as amended, Tenant shall pay Monthly Basic Rent as set forth in the rental chart below, in accordance with the terms of the Lease, as amended.

Months	Annual Basic Rent per Rentable square foot of the Premises	Monthlv Installments
09/01/19 -08/31/20	$30.95	$74,718.46

b.In the event that Tenant fails to timely vacate Suite E-200, Landlord's holdover remedies shall apply to the amounts set forth in this Second Amendment.

3.Responsibility for Charging Stations. The parties agree that the following sentence in Section 17.1.1 is hereby deleted in its entirety:

"In addition, Landlord shall provide electrical conduit to the existing landscape planter for Tenant to use in connection with the installation of an electric vehicle charging station, it being understood that Tenant shall be responsible for making all electrical connections for such electric vehicle charging station to Tenant's electrical panel."

As of the effective date of this Amendment, notwithstanding anything in the Lease to the contrary, Tenant will have no further obligation with regard to the electric vehicle charging stations.

4.Broker. Each of the parties hereto represent to the other that, in connection with this Second Amendment, said party has not engaged or consulted any third-party broker or finder; nor is any third party broker entitled to compensation or commission by or through acts of said party, and the parties hereby agree to defend, indemnify and hold harmless the other party from and against any and all claims of any brokers, finders or any like third party claiming any right to commission or compensation by or through acts of said party in connection with this Second Amendment.

5.Entire Agreement. This Second Amendment contains the entire agreement between the parties with respect to the subject matter herein contained and all preliminary negotiations with respect to the subject matter herein contained are merged into and incorporated in this Second Amendment and all prior documents and correspondence between the parties with respect to the subject matter herein contained are superseded and of no fu1ther force or effect, other than the Lease.

6.Ratification. Except as specifically set forth in this Second Amendment, all provisions of the Lease are unmodified and remain in full force and effect, and the parties hereby ratify and confirm each and every provision thereof.

7.Counterparts. Landlord and Tenant agree that this Second Amendment may be executed in counterparts, subject to exchange of signature pages. Facsimile or portable document format signatures shall be deemed original signatures.

8.Severability. In the event that any provision or term of this Second Amendment is found to be unenforceable, that finding shall not affect the enforceability or validity of any other provision or term hereof.

9.Authority. Landlord and Tenant each represents and warrants to the other party that (a) it has the required power, capacity, and authority to enter into, execute, and perform this Second Amendment; (b) it has the execution of this Second Amendment is free and voluntary; and (c) they have not assigned or transferred to any person, firm, corporation, partnership, association or other entity whatsoever any or all of the rights, duties or obligations embodied or released in this Second Amendment.

10.     No Offer. This Second Amendment shall not be valid or binding on either party unless and until the same has been accepted by said party in writing and a fully executed copy is delivered to both parties hereto.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year above written.

LANDLORD:		TENANT:

Station Park CenterCal, LLC,		Pluralsight, LLC,
a Delaware limited liability company		a Nevada limited liability company

By:	CenterCal, LLC,	By:	/s/ James Budge
	a Delaware limited liability company	Its:	Chief Financial Officer
Its:	Sole Member

By:	CenterCal Associates, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Jean Paul Wardy
Its:	President

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